UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

Sales Agreement with Evonik Degussa Corporation

On March 31, 2010, Hoku Materials, Inc., a wholly owned subsidiary of Hoku Corporation, and Evonik Degussa Corporation, or Evonik, entered into a Sales Agreement, or Agreement, for the supply of trichlorosilane, or TCS, for use in the manufacturing of polysilicon for a term of approximately one year ending on February 28, 2011. Evonik has agreed to sell to us, and we have agreed to purchase from Evonik a minimum quantity of TCS during the initial term. Pricing is fixed based on the quantity supplied in each calendar month and based on our frequency of payment. Commencing in May 2010, we will forecast our estimated desired monthly quantity of TCS. Pursuant to the Agreement, Evonik is required to provide a minimum amount of TCS per calendar month, and it will use commercially reasonable efforts to provide additional quantities that we may request in addition to the monthly minimum amount. A $100,000 deposit for the ISO containers that will transport the TCS to our facility in Pocatello, Idaho, is due prior to April 9, 2010, and delivery will begin after July 2010. We may request delivery prior to July 1, 2010, and Evonik has agreed to use reasonable commercial efforts to deliver the TCS by the agreed upon earlier date.

Pursuant to the Agreement, we have the right to terminate the Agreement prior to April 30, 2010, if our polysilicon reactor demonstration is unsuccessful. In the event that we terminate the Agreement due to an unsuccessful demonstration, we will lose our deposit. However, if the demonstration is successful, Evonik will return our deposit upon expiration of the initial term and completion of our obligations under the Agreement. The aggregate net value of the TCS to be purchased under the Agreement during the initial term is approximately $12 million.

The Sales Agreement will be filed with our Annual Report on Form 10-K for the fiscal year ending March 31, 2010.

Second Amended and Restated Supply Agreement with Wealthy Rise International, Ltd.

On April 9, 2009, Hoku Materials, Inc., a wholly owned subsidiary of Hoku Corporation, and Wealthy Rise International, Ltd., a wholly owned subsidiary of Solargiga Energy Holdings, Ltd., or Solargiga, entered into an Amended and Restated Supply Agreement, or the Supply Agreement, pursuant to which we agreed to sell to Solargiga, and Solargiga agreed to purchase from us, predetermined volumes of polysilicon over a ten-year period, subject to the acceptance of product deliveries and other conditions. On March 31, 2010, we entered into a Second Amended and Restated Supply Agreement with Solargiga, or the Second Amended Supply Agreement, which will become effective upon Solargiga’s remittance to us of its next $3.3 million prepayment due on or before April 14, 2010.

Pursuant to the Second Amended Supply Agreement, we have agreed to sell to Solargiga, and Solargiga has agreed to purchase from us, specified volumes of polysilicon at a predetermined price over a three-year period beginning in 2011, subject to product deliveries and other conditions. The aggregate amount that may be paid to us over the three-year term is $60 million, which is a reduction from the $136.5 million that would have been payable to us over a ten-year period under the Supply Agreement. The Second Amended Supply Agreement also extends the date by which we are obligated to commence shipments of polysilicon from October 2010 to January 2011, and it extends the dates for price adjustments and termination rights in the event of a delay in commencing shipment. Price adjustments will become effective only after we have received $13.2 million in prepayments. Solargiga has the right to terminate the Second Amended Supply Agreement and recover any prepayments made, if we have not commenced polysilicon shipments by May 31, 2011, and we have the right to terminate the Second Amended Supply Agreement and retain all prepayments received, if Solargiga fails to pay any of its future prepayments when due.

Pursuant to the Supply Agreement, Solargiga has previously paid us an initial deposit of $7 million as a prepayment for future polysilicon product deliveries. Pursuant to the Second Amended Supply Agreement, Solargiga is obligated to pay us additional prepayments in the aggregate amount of $13.2 million that is payable to us in four increments of $3.3 million in each of April, June, August and October 2010, and a final prepayment of $200,000 upon Solargiga’s receipt of certain aggregate volumes of polysilicon product from us. Under the Second Amended Supply Agreement, we have granted to Solargiga a subordinated security interest in all of our tangible and intangible assets related to our polysilicon business to serve as collateral for our obligation to repay the $20.4 million prepayment if Solargiga terminates the Second Amended Supply Agreement upon the occurrence of certain triggering events. The security interest will continue until all of the $20.4 million prepayment has been credited against the shipment of product, and only with respect to the amount of prepayment that has not been so credited. Upon a termination of the Second Amended Supply Agreement by us upon certain triggering events, we generally have the right to retain as liquidated damages the entire amount of the prepayments made as of the date of such termination.

The Second Amended Supply Agreement will be filed with our Annual Report on Form 10-K for the fiscal year ending March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 6, 2010

Hoku Corporation

By:	/s/ SCOTT PAUL
Scott Paul
President and Chief Executive Officer